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                                                                     Exhibit 3.2
FILED                              AMENDMENT
JUN 18 1996
                      TO THE ARTICLES OF INCORPORATION OF

                            HARVARD SCIENTIFIC CORP.


     Pursuant to the provisions of the Nevada Revised Statutes, HARVARD SCIENTIFIC CORP., a Nevada corporation, adopts the following amendments to its Articles of Incorporation:

          1. The undersigned hereby certifies that on the 14th day of June, 1996, a Special Meeting of the Board of Directors of Harvard Scientific Corp. was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was unanimously adopted by the Board of Directors:

          BE IT RESOLVED: That the Secretary of the corporation is hereby authorized and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock of the corporation to call a Special Meeting of Stockholders to be held on Friday, June 14, 1996, at 10:00 o'clock a.m., local time, at 50 West Liberty Street, Suite 880, Reno, Nevada 89501 for the following purposes:

(a)  To consider and vote upon proposals to amend the corporation's
               Articles of Incorporation as follows:

               (i) To change the name of the corporation to: DORSET TECHNOLOGY, INC.

               (ii) To restate the capitalization of the corporation of ONE
                    HUNDRED MILLION (100,000,000) shares of stock, par value ONE MILL ($0.001) per share.


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(iii) To consider and vote upon a proposal to effect a reverse split of the common stock of the corporation on a basis of two (2) shares of the presently outstanding stock surrendered for one (1) share of the restated common stock.

     2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding 5,812,743 shares of the 8,749,125 shares outstanding of Harvard Scientific Corp. gave their written consent that a Special Meeting of the Shareholders be held on Friday, June 14, 1996, at 10:00 o'clock a.m., local time, at 50 West Liberty Street, Suite 880, Reno, Nevada 89501, and with regard thereto, the undersigned certify as follows:

          a. The proposal to amend Article One which is set forth below was adopted by 5,812,743 shares. There were no shares voting against the proposal and no shares abstained from voting.
          b. The proposal to amend Article Four of the Articles of Incorporation, which is set forth below, was adopted by 5,812,743 shares. There were no shares voting against the proposal and no shares abstained from voting.

ARTICLE ONE. [NAME] The name of the corporation is:
------------

                            DORSET TECHNOLOGY, INC.
                            -----------------------

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     ARTICLE FOUR. [CAPITAL STOCK] The corporation shall have authority to issue an aggregate of ONE HUNDRED MILLION (100,000,000) shares of Stock, Par Value $0.001 per share.
     All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.
     The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.
     Holders of the corporation's common stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

     c. The proposal to effect a reverse split of the common stock of the corporation on the basis of the surrender of two (2) shares of the presently outstanding capital stock for one (1) share of the restated authorized common stock was adopted by 5,812,743 shares. There were no shares voting against the proposal and no shares abstained from voting.

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     IN WITNESS WHEREOF, the undersigned being the President and Secretary of
Harvard Scientific Corp., a Nevada corporation, hereunto affix their signatures this 14th day of June, 1996.

                                           HARVARD SCIENTIFIC CORP.

                                           By  /s/ Ian Hicks
                                             -----------------------------
                                                   Ian Hicks
                                                   President

                                           By  /s/ Neal Armstrong
                                             -----------------------------
                                                   Neal Armstrong
                                                   Secretary

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STATE OF CALIFORNIA           )
                              ) ss.
COUNTY OF ORANGE              )

     On the 14th day of June, 1996, before me, the undersigned, a Notary Public in and for the State of California, personally appeared IAN HICKS and NEAL ARMSTRONG, President and Secretary respectively of HARVARD SCIENTIFIC CORP., a Nevada corporation, known to me to be the persons described in and who executed the foregoing instrument, and who acknowledged to me that they executed the same freely and voluntarily, in behalf of and in their capacities as President and Secretary respectively of Harvard Scientific Corp. for the uses and purposes therein mentioned.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                                             /s/ James W. Taylor
                                             --------------------------------
                                             NOTARY PUBLIC
                                             Residing in ORANGE COUNTY
                                                         -------------

My Commission Expires:

July 9, 1997
----------------------

                                   [NOTARY SEAL HERE]

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